                          FORTIS BENEFITS INSURANCE COMPANY
                                 St. Paul, Minnesota
                                   A STOCK COMPANY

                                    OPPORTUNITY


We will pay the Annuitant the first of a series of annuity payments on the Annuity Commencement Date. Subsequent payments will be paid on the same day of each month according to the provisions of this contract. THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS, AND MAY INCREASE OR DECREASE DEPENDING ON INVESTMENT RESULTS OF THE SUBACCOUNTS OF THE SEPARATE ACCOUNT.

THE CONTRACT VALUE OF THE SEPARATE ACCOUNT UNDER THIS POLICY INCREASES OR DECREASES DEPENDING ON INVESTMENT RESULTS OF THE SUBACCOUNTS OF THE SEPARATE ACCOUNT. THERE IS NO GUARANTEED MINIMUM CONTRACT VALUE IN THE SEPARATE ACCOUNT. THE FIXED ACCOUNT DOES HAVE GUARANTEED MINIMUM CONTRACT VALUES.

This contract is issued in consideration of the payment of the Purchase Payment shown on the contract data page.

Signed at the Home Office, St. Paul, Minnesota, on the contract date.


                               RIGHT TO RETURN CONTRACT

You may cancel this contract by delivering or mailing a Written notice or sending a telegram to the company and returning the contract before midnight of the tenth day after the date You receive it. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed, and postage prepaid. The company must return the sum of (a) the difference between the premiums paid including any contract fees or other charges and the amounts allocated to any Separate Accounts including the fixed account under the contract and (b) the cash value of the contract, or if the contract does not have a cash value, the reserve for the contract, on the date the returned contract is received by the company or its agent. The company must return the payment within 10 days after it receives notice of cancellation and the returned contract.


     /s/Dean C. Kopperud      /s/ Peggy Ettestad

     SENIOR VICE PRESIDENT    SENIOR VICE PRESIDENT





FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY--NON-PARTICIPATING. NO DIVIDENDS.

ALL PAYMENTS AND VALUES PROVIDED BY THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE, AND ARE NOT GUARANTEED AS TO AMOUNT. PAYMENTS AND VALUES PROVIDED BY THE FIXED ACCOUNT ARE GUARANTEED AS FOUND IN THE CONTRACT. THE VARIABLE PROVISIONS OF THIS CONTRACT ARE FOUND ON PAGE 6.

                             READ YOUR CONTRACT CAREFULLY


This contract is a legal contract between the contract owner and Fortis Benefits Insurance Company.





                                  TABLE OF CONTENTS

                                                                        Page #
Annuitant. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Beneficiary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4, 5
Death Benefit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9, 10
Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2, 3
Fixed Account. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Fixed Annuity Payments . . . . . . . . . . . . . . . . . . . . . . . . . . .11
General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . .4, 5
Purchase Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Separate Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Surrenders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Transfers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7, 8
Variable Annuity Payments. . . . . . . . . . . . . . . . . . . . . . . . . .11




Any contract amendments or endorsements follow the contract data page. Additional benefits added by rider follow the Optional Annuity Forms Tables.

                                  CONTRACT DATA PAGE


ANNUITANT:                    JOHN DOE

OWNER:                        JOHN DOE

CONTRACT NUMBER:              A12300

BENEFICIARY AT ISSUE:         JANE DOE

CONTRACT DATE:                MAY 1, 1998

ANNUITY COMMENCEMENT DATE:    MARCH 1, 2040


THE SURRENDER CHARGE IS 5% FOR FIVE YEARS ON EACH PAYMENT SUBJECT TO THE CONDITIONS OUTLINED IN THE SURRENDER PROVISIONS ON PAGES 8 AND 9.


THE ANNUAL ADMINISTRATIVE CHARGE IS $30.


THE MAXIMUM ASSET CHARGE FACTOR IS 1.35% annually, or 0.0036986% daily (for the Separate Account only) (1.25% FOR MORTALITY RISK AND EXPENSE RISK AND .10% FOR ADMINISTRATIVE EXPENSE CHARGE).


                              CURRENT   MAXIMUM
                              -------   -------
TRANSFER CHARGE               $0.00     $25.00


INITIAL PURCHASE PAYMENT:     $25,000


FUTURE ALLOCATION OF NET PURCHASE PAYMENTS

Shown below is the Net Purchase Payment allocation You selected at the contract Issue Date:

[DIVERSIFIED INCOME]
[GROWTH STOCK]
[ASSET ALLOCATION]
[MONEY MARKET]
[U.S. GOVERNMENT]
[GLOBAL GROWTH]
[AGGRESSIVE GROWTH]
[GROWTH AND INCOME]
[HIGH YIELD]
[GLOBAL ASSET ALLOCATION]
[INTERNATIONAL STOCK]
[GLOBAL BOND]
[VALUE SERIES]
[S&P 500 INDEX]
[BLUE CHIP STOCK]
[MIDCAP STOCK SERIES]
[PREMIER GROWTH SERIES]
[SMALL CAP VALUE SERIES]
[FIXED ACCOUNT]
[                                  ]

                                     DEFINITIONS

WE, US, OUR
Fortis Benefits Insurance Company.

YOU, YOUR
The owner of this contract, or after the annuity commencement date, the Annuitant.

ACCUMULATION UNIT
A unit of measurement used to calculate the value of Your interest in the Separate Account before the annuity commencement date.

ANNUITANT
The person or persons named in the Application and on whose life the first annuity payment is to be made. If such person dies before the Annuity Commencement Date and there is an additional annuitant named in the Application who survives, the additional annuitant shall become the Annuitant. If there is no named additional annuitant, or the additional annuitant has predeceased the annuitant named in the Application, the owner, if he or she is a natural person, shall become the Annuitant. The contract owner is not permitted to name more than one annuitant under a contract used in connection with a retirement plan that receives favorable tax treatment under the Internal Revenue Code.

ANNIVERSARY, ANNIVERSARIES
After the contract date, the same day and month in each subsequent year.

ANNUITY UNIT
A unit of measurement to calculate Variable Annuity payments.

APPLICATION
The document You signed, if any, to apply for this contract.

BENEFICIARY
The person entitled to receive benefits as per the terms of the contract in case of the death of the Annuitant or the contract owner, as applicable.

CONTRACT VALUE
The total of the fixed account value and the Separate Account value.

CONTRACT YEAR
A period of 12 consecutive months beginning on the Issue Date or any Anniversary thereafter.

DESIGNATED BENEFICIARY
The person designated as the Beneficiary by the contract owner.

FIXED ANNUITY
An annuity under which We promise to pay the Annuitant or other properly designated payee one or more fixed payments.

FUND
The "Fund" or "Funds" are those investment portfolios available under the contract to which the owner may allocate Net Purchase Payments, each of which is, or is a series of, a management investment company registered under the Investment Company Act of 1940.

HOME OFFICE
Our office at 500 Bielenberg Drive, Woodbury, Minnesota 55125; 1-800-800-2000, extension 3057; Mailing address: P.O. Box 64272, St. Paul, Minnesota 55164.

ISSUE DATE
The date on which this contract becomes effective as shown on the contract data page.

NET PURCHASE PAYMENT
The gross amount of the Purchase Payment less any applicable premium taxes.

PURCHASE PAYMENT
An amount paid to the company under this contract as consideration for the benefits described herein.

SEPARATE ACCOUNT
A segregated investment account entitled Variable Account D, established by Us pursuant to applicable law.

SUBACCOUNT
The subaccounts of the Separate Account to which Contract Value may be allocated and earn a return. Each subaccount invests all of its assets in a different Fund having the same investment policies and objectives as that subaccount.

VALUATION DATE
All business days except, with respect to any Subaccount, days on which the related Fund does not value its shares.

VALUATION PERIOD
The period beginning with the close of business on a Valuation Date and ending at the close of business for the next Valuation Date.

VARIABLE ANNUITY
An annuity under which We promise to pay the Annuitant or other properly designated payee one or more payments which vary in amount in accordance with the net investment experience of the applicable Subaccounts You select to measure the value of the payment.

WRITTEN, IN WRITING
A written request or notice, signed and dated, and received at Our Home Office. The form and content of the request or notice must be acceptable to Us.

                                  GENERAL PROVISIONS


THE CONTRACT
This contract along with any attached riders or application constitute the entire contract. Any change or waiver of this contract or its provisions must be made In Writing and signed by Our President, Secretary, and Registrar.

CONTROL
You may, during the lifetime of the Annuitant and without the consent of any Beneficiary, assign or surrender this contract, amend or modify it with Our Written consent, and exercise, receive and enjoy every other right, benefit and privilege contained in this contract except as otherwise provided herein.

INCONTESTABILITY
This contract will be incontestable from the contract date.

MISSTATEMENT OF AGE OR SEX
If the age or sex of the Annuitant has been misstated, any amount payable will be that which the Purchase Payments paid would have purchased at the correct age and sex. If We have made any overpayments because of incorrect information about age or sex, or any error or miscalculation, We will deduct the overpayment from the next payment(s) due. We add underpayments to the next payment. The amount of any adjustment will be paid or charged with interest at the rate of 3% per year.

ASSIGNMENT AND OWNERSHIP RIGHTS
If this contract is owned by a trust, custodian or employer, the ownership can be assigned to the Annuitant. Contract ownership may also be assigned if the owner is the Annuitant. We take no responsibility for the validity of any assignment.

An ownership change must be made In Writing and a copy must be sent to Our Home Office. The change will be effective on the date it was made as soon as We record it, although We are not bound by a change until the date it is recorded. Owner and Beneficiary rights are subject to any assignment of record at Our Home Office.

If this contract is part of a qualified plan under the Internal Revenue Code, the ownership cannot be changed in any way unless the change is consistent with the definition of annuity in 401(g) of the Internal Revenue Code, as amended. In this case, the contract cannot be discounted, assigned, or pledged as collateral or security for a loan, or for any other reason to a person other than Us, except by the trustee of an employee trust qualified under the Internal Revenue Code, the custodian of a custodial account treated as such, or the employer under a qualified non-trusteed pension plan.

SETTLEMENT
All benefits under this contract are payable from Our Home Office.

NON-PARTICIPATING
This contract is non-participating and does not share in Our surplus earnings.

OWNERSHIP OF THE ASSETS
We will have exclusive and absolute ownership and control of Our assets, including all assets allocated to the Separate Account. That portion of the assets of the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account shall not be chargeable with liabilities arising out of any other business We may conduct.

BENEFICIARY
Before the annuity commencement date and while the Annuitant is living, You may name or change a Beneficiary, a successor beneficiary, or the successor owner by giving Us Written notice of the change. We are not responsible for the validity of any change. A change will take effect as of the date it is signed but will not affect any payments We make or action We take before receiving Your notice. We need the consent of any irrevocably named person before making a requested change.

In the event of the death of a contract owner or Annuitant prior to the annuity commencement date, the Beneficiary will be as follows. The Beneficiary shall be the surviving owner, if any, notwithstanding that the beneficiary designated by the contract owner(s) may be different. Otherwise, the Beneficiary will be the beneficiary designated by the contract owner. If there is no such Designated Beneficiary in effect or if such Designated Beneficiary is no longer living, the estate of the last surviving contract owner will be the Beneficiary.

REPORTS
At least once a year We will send You a report containing information required by the Investment Company Act of 1940 and applicable state laws.

VALUES AND BENEFITS
The values and benefits payable under this contract are at least equal to the minimum values and benefits required by the statutes of the state in which this contract is delivered.

RIGHTS RESERVED BY US
When required by law, We will obtain Your approval of changes and We will gain approval from any appropriate regulatory authority. Such approval may not be required in all cases, however. Examples of the changes We may make include:

(1) To make the contract meet the requirements of the Investment Company Act of 1940.

(2)  To operate the Separate Account in any form permitted by law.

(3) To transfer any assets in any Subaccount to another Subaccount, or to one or more Separate Accounts, or to the fixed account.

(4)  To add, combine or remove Subaccounts in the Separate Account.

(5) To substitute for the Fund shares held in any Subaccount, the shares of another Fund or the shares of another investment company or any other investment permitted by law.

(6) To make any changes as required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the contract as an annuity.

PURCHASE PAYMENTS
The Purchase Payment shown on the contract data page is due on or before the contract date. We will accept additional Purchase Payments of at least $50 at any time after the contract date. We reserve the right to refuse a Purchase Payment for any reason.

ALLOCATION OF PURCHASE PAYMENTS
The initial allocation of Purchase Payments is shown on the contract data page. The percentage allocation for future Purchase Payments between the accounts may be changed at any time by Written notice. Changes in allocations of prior Purchase Payments are subject to the Transfer provision. Changes in the allocation will be effective on the date We receive Your notice. The allocation may be 100% to any account or may be divided among the accounts in whole percentage points totaling 100%.

TERMINATION
This contract remains in force until surrendered for its full value, or all annuity payments have been made, or the death benefit has been paid.

If the Contract Value is less than $1,000, We may cancel this contract on any Valuation Date. We will notify You at least 90 days in advance of Our intention to cancel this contract. This cancellation is considered a total surrender of this contract, subject to the surrender charges and annual administrative charges.

FIXED ACCOUNT

Purchase payments will be allocated to the fixed account in the percentage You specified. Interest will be credited to the account at rates We determine. We will not change interest rates with respect to any amount more than once each calendar year. The interest credited will not be less than 3% per year.

FIXED ACCOUNT VALUE
The fixed account value on any Valuation Date is:

(1)  The sum of Your Net Purchase Payments allocated to the fixed account.
(2)  PLUS any transfers from the Separate Account.
(3)  PLUS interest credited as specified above.
(4) MINUS any surrenders, surrender charges, and annual administrative charges allocated to the fixed account.
(5)  MINUS any transfers to the Separate Account.


SEPARATE ACCOUNT

SUBACCOUNTS
The Separate Account has several Subaccounts, each investing in one of the corresponding Funds. Net Purchase Payments are initially allocated to the Subaccounts and the fixed account as shown on the contract data page.

We will use the Net Purchase Payments to purchase Fund shares applicable to the Subaccounts at their net asset value. We will be the owner of all Fund shares purchased with the Net Purchase Payment.

SUBACCOUNT ACCUMULATION UNITS
Purchase Payments received under this contract and allocated to the Separate Account will be credited in the form of Subaccount Accumulation Units. The number of Subaccount Accumulation Units is found by dividing the amount of the Net Purchase Payment allocated to the Subaccount by the Subaccount Accumulation Unit value at the end of the Valuation Period in which the Purchase Payment was received at the Home Office. The value of each Subaccount Accumulation Unit was arbitrarily set as of the date the Subaccount first purchased the Fund shares. Subsequent values on any Valuation Date are equal to the previous Subaccount Accumulation Unit value times the net investment factor for the Valuation Period ending on that Valuation Date.

SEPARATE ACCOUNT VALUE
Your Separate Account value is the total of the values of Your interest in each Subaccount, which for that Subaccount is equal to:

(1)  the number of Subaccount Accumulation Units.
(2)  TIMES the Subaccount Accumulation Unit value.

Your Separate Account value will vary from Valuation Date to Valuation Date reflecting the total value of Your interest in the Subaccounts.


CONTRACT VALUE
Your Contract Value is the total of the fixed account value and the Separate Account value.

NET INVESTMENT FACTOR

The net investment factor is an index number which reflects charges to this contract and the investment performance during a Valuation Period. If the net investment factor is greater than one, the Subaccount Accumulation Unit value has increased. If it is less than one, then the Subaccount Accumulation Unit value has decreased.

The net investment factor for a Subaccount is determined by dividing (1) by (2), and then subtracting (3) from the result, where:

(1)  is the net result of:

     (a) the net asset value per share of the Fund shares held in the Subaccount, determined at the end of the current Valuation Period.

     (b) PLUS the per share amount of any dividend or capital gain distributions made on the Fund shares held in the Subaccount during the current Valuation Period.

     (c) MINUS a per share charge for the increase PLUS a per share credit for the decrease, in any income taxes reserved for which We determine to have resulted from the investment operations of the Subaccount or any other taxes which are applicable to this contract.

(2) is the net asset value per share of the Fund shares held in the Subaccount, determined at the beginning of the current Valuation Period.

(3) is a factor representing the mortality risk, expense risk, and administrative expense charge. We will determine the asset charge factor annually, but in no event may it exceed the Maximum Asset Charge Factor as specified on the contract data page.

ANNUAL ADMINISTRATIVE CHARGE AND PREMIUM TAXES
We will deduct an annual administrative charge shown on the contract data page at the following times:

(1)  On each contract Anniversary.
(2) On the surrender of this contract for its full value if not surrendered on a contract Anniversary.

This charge will be waived if the Contract Value at the end of the Contract Year (or upon total surrender) is $25,000 or more.

Premium taxes, if any, levied by any unit of government will be deducted from the Contract Value.

These deductions will be made from the fixed account and Separate Account on a pro rata basis. The amount deducted from the Separate Account value will be deducted by an automatic surrender of Subaccount Accumulation Units on a pro rata basis.


TRANSFERS

We will make transfers at the end of the Valuation Period in which We receive Your request for the transfer, subject to the following restrictions. We reserve the right to restrict the frequency of, or otherwise modify, condition, terminate, or impose charges upon transfers. The current and maximum transfer charges are shown on the contract data page. In addition, the Funds may impose transfer charges.

Before the annuity commencement date, You may transfer part or all of the fixed account value from the fixed account to the Separate Account subject to the following:

(1)  You may only make a transfer once each Contract Year.

(2) No more than 50% of the fixed account value may be transferred unless the balance after the transfer would be less than $1,000. If the value is less than $1,000, You may transfer the entire balance to the Separate Account.

(3)  You must transfer at least $500 or the total fixed account value, if less.

No transfers from the fixed account may be made after the annuity commencement date.

SURRENDERS

TOTAL SURRENDER
At any time prior to the annuity commencement date and during the lifetime of the Annuitant, You may surrender this contract by sending Us a Written request. The amount payable on surrender is:

(1) the Contract Value at the end of the Valuation Period in which We receive Your request.
(2) MINUS the annual administrative charge if the surrender does not occur on a contract Anniversary.
(3)  MINUS any applicable surrender charge.

Upon payment of the above surrender amount, this contract is terminated and We have no further obligation under this contract.

All collateral assignees must consent to any surrender. We may require that this contract be returned to Our Home Office prior to making payment.

PARTIAL SURRENDER
At any time prior to the annuity commencement date and during the lifetime of the Annuitant, You may surrender a portion of the fixed account value and/or the Separate Account value by sending Us a Written request.

You must surrender an amount equal to at least $500 including any surrender charge. The remaining Contract Value, if any, must be at least $1,000.

We will surrender Subaccount Accumulation Units from the Separate Account, and/or dollar amounts from the fixed account, so that the total amount surrendered equals the sum of the following:

(1)  the dollar amount of Your partial surrender request.
(2)  PLUS any surrender charges.

You must specify the accounts from which surrender is to be made. Surrenders will be made effective at the end of the Valuation Period in which We receive Your request. If You do not specify, the partial surrender will be taken from the Subaccounts and the fixed account on a pro rata basis.


SURRENDER CHARGES

ORDER OF SURRENDER
For purposes of determining surrender charges, the Contract Value is divided into the following categories:

(1) New Purchase Payments - Purchase Payments We received within five years of the date of surrender or partial surrender.

(2) Old Purchase Payments - Purchase Payments not defined as new Purchase Payments.

(3) Earnings - the current value of a Purchase Payment minus the original value of the Purchase Payment.

Surrenders will be taken from the Contract Value available in the following order:

(1)  Old Purchase Payments.
(2)  New Purchase Payments.
(3)  Earnings.

FREE SURRENDER
Surrenders taken from the following amounts are not subject to a surrender charge:

(1)  Old Purchase Payments not already surrendered.
(2)  In each Contract Year, 10% of all new Purchase Payments.
(3)  Earnings.

AMOUNT OF SURRENDER CHARGE
The surrender charge is found by multiplying the amount of the surrender which is not eligible for a free surrender by .05. The surrender charge will be deducted proportionately from the fixed account and/or the Subaccounts from which the surrender is taken.

GENERAL SURRENDER PROVISIONS
The amount surrendered, minus any charges, will normally be paid to You within 7 days of:

(1)  receipt of Your Written request; and
(2)  receipt of Your contract, if required.

We have the right to defer payment of surrenders from the fixed account for up to 6 months from the date We receive Your request.


DEATH BENEFIT

DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE
A death benefit will be paid to the Beneficiary if , prior to the annuity commencement date:

(1)  the contract owner dies; or

(2) the last remaining Annuitant dies leaving no surviving contract owner who is a natural person.

This section makes reference to the age of the contract owner. If the contract owner is a nonnatural person, the relevant age will instead be that of the Annuitant.

Subsections (2) and (3) make reference to "Pro Rata Adjustments." A Pro Rata Adjustment is calculated separately for each withdrawal, creating a decrease in the death benefit proportional to the decrease the withdrawal makes in the Contract Value. Pro Rata Adjustments are made for amounts withdrawn for partial surrenders and surrender charges (which shall be deemed to be amounts withdrawn), but not for any contract fee-related surrenders.

The death benefit will equal the greatest of (1), (2) or (3):
(1)  The Contract Value as of the date used for valuing the death benefit.

(2) The sum of all Net Purchase Payments made, reduced by Pro Rata Adjustments for each withdrawal.

     The Pro Rata Adjustment for a given withdrawal is equal to:

     (a)  The withdrawn amount, divided by
     (b) the Contract Value immediately before the amount was withdrawn, the result multiplied by
     (c) the aggregate amount of all prior Net Purchase Payments less Pro Rata Adjustments for all prior withdrawals.

(3) The highest Anniversary value of each of the contract's Anniversaries prior to the earlier of: (A) the date of decedent's death, or (B) the date the contract owner reaches his or her 75th birthday.

     An Anniversary value is determined for each Anniversary, and is equal to:

     (a)  the Contract Value on the Anniversary, plus
     (b)  any Net Purchase Payments made since the Anniversary, reduced by
     (c)  Pro Rata Adjustments for any withdrawals made since the Anniversary.

     The Pro Rata Adjustment for a given withdrawal is equal to:

     (a)  the withdrawn amount, divided by

     (b) the Contract Value immediately before the amount was withdrawn, the result multiplied by

     (c)  the quantity equal to:

          (i)  the Contract Value on the Anniversary, plus

          (ii) Net Purchase Payments made since the Anniversary and before the given withdrawal, minus

         (iii) Pro Rata Adjustments for withdrawals made since the Anniversary and before the given withdrawal.

If a contract owner dies before the annuity commencement date, the death benefit must be distributed to the Beneficiary, either (1) within five years after the date of death of the contract owner, or (2) over some period not greater than the life or life expectancy of the Beneficiary, with payments beginning within one year after the date of death of the contract owner. These mandatory distribution requirements will not apply when the Beneficiary designated by the contract owner is the spouse of the deceased contract owner, if the spouse elects to continue the contract in the spouse's own name as contract owner. We will pay a single sum to the Beneficiary unless an annuity option is chosen.

The Beneficiary will receive the death benefit as of the end of the Valuation Period in which We receive:

(1)  proof of the decedent's death; and
(2) a Written request from the Beneficiary for either a single sum payment or payment under an annuity form.

DEATH BENEFIT ON OR AFTER THE ANNUITY COMMENCEMENT DATE
If the Annuitant dies on or after the annuity commencement date, the Beneficiary will receive the death benefit, if any, as provided by the annuity form in effect.

In any event, to the extent required by the Internal Revenue Code, the remaining interest payable to the Beneficiary will be distributed at least as rapidly as the method of distribution used at the date of death.

PROOF OF DEATH
We accept any of the following as proof of death:

(1)  A copy of a certified death certificate.
(2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death.
(3) A Written statement by a medical doctor who attended the deceased at the time of death.
(4)  Any other proof satisfactory to Us.


PAYMENT OF BENEFITS

GENERAL
On the annuity commencement date, the Contract Value will be applied, as specified by the contact owner, to provide payments to the Annuitant under one or more of the annuity options provided in the contract or under such other settlement options as may be agreed to by Us. If more than one person is named as Annuitant, due to the designation of multiple Annuitants, the contract owner may elect to name one of such persons to be the sole Annuitant as of the annuity commencement date.

APPLICATION OF CONTRACT VALUE
We apply the fixed account value to provide a Fixed Annuity, and the Separate Account value to provide a Variable Annuity, unless You tell Us In Writing to apply fixed and Separate Account values in different proportions. If the Contract Value on the annuity commencement date is less than $5,000, We may pay the Contract Value in a single sum and cancel this contract.

ANNUITY COMMENCEMENT DATE
The annuity commencement date is selected by You and stated in the Application. You may change the annuity commencement date at any time if We receive Written notice at least 30 days before both the current annuity commencement date and the new annuity commencement date.

If the annuity commencement date does not occur on a Valuation Date that is at least two years after the Issue Date, We reserve the right to change the annuity commencement date to the first Valuation Date that is at least two years after the Issue Date.

FREQUENCY AND AMOUNT OF PAYMENTS
Annuity payments will be made monthly unless We agree to a different payment schedule. We reserve the right to change the frequency of either a Fixed Annuity payment or a Variable Annuity payment so that each payment will be at least $50.


FIXED ANNUITY PAYMENTS

Fixed annuity payments start at the end of the Valuation Period that contains the annuity commencement date. The amount of a first monthly payment for the annuity form selected will be at least as favorable as the annuity tables of this contract for each $1,000 of Contract Value applied as of the end of such Valuation Period.

We may, as of the annuity commencement date, offer for sale, single premium annuity contracts. If so, the annuity benefits available under this contract will be at least as favorable as the benefit available by using the Contract Value to purchase one of Our single premium immediate annuities.

The dollar amount of any payments after the first payment are specified during the entire period of annuity payments, according to the provisions of the annuity form selected.


VARIABLE ANNUITY PAYMENTS

ANNUITY UNITS
We convert the Subaccount Accumulation Units into Subaccount Annuity Units at the values determined at the end of the Valuation Period which contains the annuity commencement date. The number of Subaccount Annuity Units remains constant, as long as an annuity remains in force and allocation among the Subaccounts has not changed.

Each Subaccount Annuity Unit value was arbitrarily set at $10 when the Subaccount first converted Subaccount Accumulation Units into Annuity Units. Subsequent values on any Valuation Date are equal to the previous Subaccount Annuity Unit value times the net investment factor for that Subaccount for the Valuation Period ending on that Valuation Date, with an offset for the 3% assumed interest rate used in the annuity tables of this contract.

Variable annuity payments start on the end of the Valuation Period that contains the annuity commencement date. The amount of a first monthly payment for the illustrated annuity forms, is shown in the annuity tables of this contract for each $1,000 of Contract Value applied as of the end of such Valuation Period.

Payments after the first payment will vary in amount and are determined on the first Valuation Date of each subsequent payment period. If the payment under the annuity form selected is based on the variable Annuity Unit value of a single Subaccount, the payment is found by multiplying the Subaccount Annuity Unit value on the payment date by the number of Subaccount Annuity Units.

If the payment under the annuity form selected is based upon variable Annuity Unit values of more than one Subaccount, the above procedure is repeated for each applicable Subaccount. The sum of these payments is the Variable Annuity payment.

We guarantee that the amount of each payment after the first payment will not be affected by variations in expense or mortality experience.

OPTIONAL ANNUITY FORMS

You may select an annuity form or change a previous selection. The selection or change must be In Writing and received by Us at least 30 days before the annuity commencement date. If no annuity form selection is in effect on the annuity commencement date, We automatically apply Option B, with payments guaranteed for 10 years.

The following options are available for the Fixed Annuity payments and the Variable Annuity payments:

OPTION A. Life Annuity - Payments are made as of the first Valuation Date of each monthly period during the Annuitant's life, starting with the annuity commencement date. No payments will be made after the Annuitant dies.

OPTION B. Life Annuity with Payments Guaranteed for 10 Years or 20 Years - Payments are made as of the first Valuation Date of each monthly period starting on the annuity commencement date. Payments will continue as long as the Annuitant lives. If the Annuitant dies before all of the guaranteed payments have been made, We will continue installments of the guaranteed payments to the Beneficiary.

OPTION C. Joint and Full Survivor Annuity - Payments are made as of the first Valuation Date of each monthly period starting with the annuity commencement date. Payments will continue as long as either the Annuitant or the joint Annuitant is alive. Payments will stop when both the Annuitant and the joint Annuitant have died.

We also have other annuity forms available and information about them can be obtained by Writing to Us.

The annuity tables show the amount of the first annuity payment, for each $1,000 of Contract Value applied under Options A, B, and C.

                                    OPTION TABLES

Installments shown are for an initial monthly payment for each $1,000 of Contract Value applied under an option. Age, as used in these tables, is age as of nearest birthday on the annuity commencement date. Rates for monthly payments for ages and periods certain not shown, if allowed by Us, will be computed on an actuarially equivalent basis.

ACTUARIAL BASIS

Installments shown in these tables are based on the 1983 Table a and with compound interest at the effective rate of 3% per year.

                                   OPTIONS A AND B

                              MALE                                    FEMALE

                 10 Year Period       20 Year Period                         10 Year Period     20 Year Period
 Age  Life Only  Certain and Life    Certain and Life       Age  Life Only  Certain and Life   Certain and Life
 50      4.27           4.22                4.08            50      3.90           3.89               3.82

 51      4.34           4.29                4.14            51      3.97           3.95               3.88

 52      4.43           4.37                4.20            52      4.03           4.01               3.93

 53      4.51           4.45                4.26            53      4.10           4.08               3.99

 54      4.60           4.54                4.32            54      4.18           4.15               4.04

 55      4.70           4.62                4.39            55      4.25           4.22               4.11

 56      4.80           4.72                4.45            56      4.34           4.30               4.17

 57      4.91           4.82                4.51            57      4.42           4.38               4.23

 58      5.03           4.92                4.58            58      4.52           4.47               4.30

 59      5.15           5.03                4.64            59      4.61           4.56               4.37

 60      5.28           5.14                4.71            60      4.72           4.66               4.44

 61      5.42           5.26                4.78            61      4.83           4.76               4.51

 62      5.57           5.39                4.84            62      4.95           4.86               4.58

 63      5.74           5.52                4.90            63      5.07           4.98               4.65

 64      5.91           5.66                4.96            64      5.21           5.10               4.72

 65      6.10           5.81                5.02            65      5.35           5.22               4.79

 66      6.29           5.96                5.08            66      5.51           5.36               4.86

 67      6.50           6.11                5.13            67      5.67           5.50               4.93

 68      6.73           6.28                5.18            68      5.85           5.65               5.00

 69      6.97           6.44                5.23            69      6.04           5.80               5.06

 70      7.23           6.61                5.27            70      6.25           5.96               5.12

 71      7.51           6.78                5.31            71      6.47           6.14               5.18

 72      7.80           6.96                5.34            72      6.71           6.31               5.23

 73      8.12           7.14                5.37            73      6.97           6.50               5.28

 74      8.45           7.32                5.40            74      7.26           6.69               5.32

 75      8.82           7.49                5.42            75      7.56           6.89               5.35


                                                                  OPTION C

                                                              FEMALE AGE
                              50               55               60               65               70

             50             3.60             3.75             3.88             3.99             4.08

 MALE        55             3.69             3.88             4.06             4.24             4.38

 AGE         60             3.76             3.99             4.23             4.49             4.72

             65             3.81             4.07             4.38             4.72             5.07

             70             3.84             4.14             4.50             4.93             5.40